Exhibit 10.27

Summary of Compensatory Arrangements with Executive Officers

Officer	Annual Base Salary	Maximum Potential Bonus (annual)
Robert S. Keane	$415,000	$1,037,500
Wendy Cebula	$375,000	$562,500
Anne S. Drapeau	$250,000	$375,000
Harpreet Grewal	$280,000	$425,000
Janet Holian	$375,000	$562,500